Exhibit 10.26

EMPLOYMENT AGREEMENT

Between

Coty Inc.
hereinafter: the “Company”

And

Laurent Kleitman

hereinafter: the “Employee”

Preamble

1.	Employment, Description of Scope	1

2.	Additional Responsibilities, Directorships, Offices	1

3.	Compensation	2

4.	Benefits	3

5.	Termination	3

6.	Inventions, Industrial Rights	5

7.	Code of Business Conduct, Confidentiality	5

8.	General	6

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Preamble

The Company, Coty Inc., (“Coty” or the “Company”) has its head offices at 350 Fifth Avenue, New York, NY, 10118

1.  EMPLOYMENT, DESCRIPTION OF SCOPE

1.1	The Employee shall start employment with the Company as of May 15th, 2017 at the latest (the “Start Date”). The employment shall be for an indefinite period.

1.2
The Employee shall act as President, Global Consumer Beauty and reports directly to Camillo Pane, Coty CEO (or his successor). Employee shall have the duties and responsibilities typical of such position at a company of comparable size to the Company. In performing his duties the Employee shall comply with all local laws, the articles of association, the by-laws and written policies of the Company and resolutions of the Company’s Board. The Employee shall be a regular member of the Coty Executive Committee and report directly to the Chief Executive Officer of Coty. In the execution of the Employee’s duties, the Employee shall comply with Coty’s written policies.

1.3	The Employee’s authority to represent the Company is governed by the by-laws of the Company, as well as specific directions given to the Employee by the Company’s Board and CEO.

1.4
The place of employment shall be the Company’s offices at 350 Fifth Avenue, New York, NY, 10118, USA provided, however, that within the normal course of his duties the Employee may be required to travel extensively and that, without limiting, Employees’ rights under Section 5.4 below, Employee may be requested to relocate in accordance with the Company’s needs, provided that any such relocation shall be with Employee’s prior written consent.

2. ADDITIONAL RESPONSIBILITIES, DIRECTORSHIPS, OFFICES

2.1
The employment is on full-time basis. The Employee may, however, be requested by the Company to take additional responsibilities such as directorships on the Boards of companies belonging to Coty or as representative on industry panels, etc, provided that such additional responsibilities are consistent with Employee’s duties and responsibilities hereunder. The Employee agrees to accept such additional responsibilities without additional compensation, except for nominal compensation as may be required under local laws (in which case it shall be deducted from Employee’s Base Salary), and reimbursement of travel expenses.

2.2
Coty may, without an obligation to do so, require the Employee to become a director or officer in one or more Coty subsidiaries or accept a position in an outside organization such as an industrial association. In such case, the Employee will represent the interests of Coty within that subsidiary or organization in addition to his obligations under the present

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Employment Agreement. Should a conflict arise between the Employee’s obligations to the Company and his other directorship(s), the Employee will advise Coty accordingly.

2.3
The Employee hereby agrees to resign, without delay and without right of retention, from all directorships or other offices (as outlined in Section 2.2) whenever so directed by the Company and immediately so upon termination of Employee’s work duties for the Company unless expressly provided otherwise in writing. Any shares in the affiliates of the Company held by the employee, at Coty’s direction, shall be transferred immediately, whenever and as the Company directs and upon termination of Employee’s work duties.

2.4
The Employee may serve on the board of other civic, charitable and corporate entities, upon the reasonable approval of Coty, and manage his personal investments and affairs, provided such activities do not materially interfere with the Employee’s duties and responsibilities as hereunder.

3. COMPENSATION

3.1
The Employee shall receive a basic annual gross salary of 800,000 USD (eight hundred thousand dollars) (together with any increases, the “Base Salary”) which shall be payable in 24 equal installments subject to the deduction of statutory charges and other deductions, such as tax, social security, and health insurance (where applicable). The Company may decide to change the intervals of payment by introducing weekly or bi-weekly payment or in any other intervals, at the Company’s discretion and if permitted by local laws. Employee’s Base Salary shall be reviewed in regular annual intervals for potential increases, but the parties agree that Employee’s Base Salary shall not be reduced. The next salary review shall occur in October 2018.

The Employee acknowledges that the salary payable under the preceding paragraph has been determined in light of overtime which may be incurred from time to time by the Employee and is-inclusive of any additional compensation due in consideration for such overtime under local laws.

3.2
In addition to the Base Salary the Employee shall be eligible to receive an “APP Award” as part of the Coty Annual Performance Plan (“APP”) with a Target Award at 70% (seventy percent) (the “Target Award”) of Employee’s then-current Base Salary, payable in October after the conclusion of the Company's fiscal year in which the APP was earned. Details of the APP shall be communicated in separate documents.

The Employee shall participate in the Coty APP as outlined therein. The Employee understands that the Coty APP is subject to review, amendment and termination by Coty in its sole discretion at any time. The Employee shall have no vested right or expectancy to benefits which are modified or deleted in accordance with the APP, and the amount, calculation and proportion of his award is not guaranteed by Coty or any entity of Coty, except as provided in the APP. Notwithstanding the foregoing, the parties agree that the Company shall not reduce Employee’s Target Award.

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In determining the Employee’s award, if any, in the APP, Coty may consider the business results of Coty as well as other appropriate entities within Coty as provided in the APP.

3.3
To compensate for a partial loss with the Employee’s previous employer, the Company will pay Employee 2,000,000 USD such payment being subject to all applicable withholdings (the “Sign-On Payment”), payable within 90 days of the Start Date. The Sign-On Payment shall be reimbursed by the Employee, fully on the date of termination and net of taxes, if he voluntarily terminates his employment other than for Good Reason or if the Company terminates his employment with Cause within three years of the Start Date.

4. BENEFITS

4.1	The Employee shall be eligible to participate in the Company 401(k) Plan, information regarding which will be provided in separate documents.

4.2	The Employee will benefit from a Company car and get reimbursed for any cost related to Business travels.

4.3	The Employee will participate in such of the Company’s Social Welfare Programs (health, life, disability) in the same manner and to the same extent as other employees similarly situated.

In case of death or Disability (as defined below) of the Employee, the Company shall continue to pay the Base Salary for a period of one (1) month following the month in which death occurred, in addition to the benefits described in Section 5.5 below. This month’s Base Salary will be paid to the Employee’s spouse or to his estate if the Employee is not survived by a spouse.

4.4
The Employee shall be entitled to an annual vacation of 25 work days (work days being defined as the regular office work days of the Company). Any vacation days which are not taken before the end of May of the following year, regardless of reason not taken, shall be forfeited without compensation.

In planning vacation the Employee will duly consider the business requirements of the Company and will coordinate vacation days with his immediate Supervisor.

4.5
The Company shall directly pay for (where reasonably practical) or reimburse Employee for any work related travel expenses as per the Travel policy. Any such work related travel expenses shall be subject to the Coty Travel Policy. All travel expenses must be properly accounted for and documented and shall be filed for reimbursement without delay. Any request for reimbursement shall be subject to local tax rules, the provisions of the Coty Travel Policy, and must first be approved by the Employee’s immediate supervisor.

4.6	The Employee is eligible to receive certain equity awards under the Long Term Incentive

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Plan (“LTIP”) and the Elite Investment Program (“Elite Program”) provided by Coty (“Equity Awards”). All grants are subject to the approval of the Coty Board of Directors. Upon the start of his employment, the Employee shall receive an annual grant of 2,000,000 USD a 5 years period following the date of such grant. Detailed information on this grant shall be provided separately. The grant is subject to the formal acceptance and signature by the Employee of the Confidentiality, Inventions and Non-Compete Agreement (“Confidentiality Agreement”), a copy of which has been provided to the Employee.

In addition, the Employee is eligible for the Elite Program investment up to 5,000,000 USD. Detailed information on this grant shall be provided separately. The strike price is the price mentioned in the Brochure provided to the Employee.

4.7
The Company agrees to: (i) provide Employee and Employee’s immediate family with all immigration related assistance necessary to obtain and retain lawful residence and work status in the United States for the duration of his stay pursuant to this Agreement; and (ii) pay for any and all fees, costs, and expenses (including attorneys’ fees, visa costs, and expenses) associated with such immigration assistance before and during Employee’s employment and any time that Employee is receiving compensation and/or benefits from the Company. Until, and in the event that Employee is unable to receive a visa to work in the United States, the parties shall discuss, in good faith, and mutually agree to a new work location where Employee shall provide services to the Company under substantially the same terms and conditions as this Agreement, which shall be London, absent other mutual agreement.

4.8
The Company shall provide Employee with tax preparation assistance in connection with the filing of Employee’s end of year tax returns in the United Kingdom, France, and the United States, which shall continue until the later of: (i) the end of Employee’s employment with the Company; or (ii) the period when there is residual employment related income and/or significant foreign tax credits in effect.

4.9
Within 30 days of the execution of this Agreement, the Company shall directly pay the Employee’s professional fees (including attorneys’ fees and US and United Kingdom related tax advice) actually incurred by Employee in connection with review and negotiation of this Agreement up to an aggregate maximum of $10,000.

4.10
The Company shall promptly reimburse Employee for all reasonable and customary relocation expenses that would be payable under a relocation expense policy for senior executives ("Relocation Expenses") such as Employee, with respect to expenses that he incurs within 18 months of the Effective Date as a direct result of his initial relocation from his current primary residence in London, United Kingdom (“London”) to a location within reasonable

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commuting distance of the Company’s future executive offices in the greater New York, New York area ("New York"), including, but not limited to: home-marketing assistance for Employee’s primary London residence; two house-hunting visits to New York for Employee and one family member, including up to sixteen nights of hotel, meal, and rental car expenses in connection with such house-hunting visits, as reasonably necessary or desirable; reasonable closing costs on a new primary residence located in a reasonable commuting distance from the Company's future executive offices in New York; interim housing costs for Employee in New York for a maximum of sixty days, to include a meals allowance, and rental car reimbursements; up to three round-trip visits to London for Employee during the interim housing period, in the event that Employee’s family is unable to accompany him to New York, and one additional trip to London for Employee at the time of his family’s move; the costs of moving household goods to include packing, unpacking, van transportation, insurance at replacement value, and up to thirty days’ storage; and airfare (or meals and lodging) to New York for all members of Employee’s immediate family.

4.11
The Company will reimburse Employee in full for the cost of school fees in respect of Employee’s dependent children after Employee’s arrival in the United States, provided that they relocate with Employee to the United States, and as per the relocation policy.

4.12
In the event of Employee’s death, Disability, termination without Cause or resignation with Good Reason, the Company shall repatriate Employee and Employee’s family back to the United Kingdom or another location of Employee’s (or Employee’s estate’s) choosing providing Employee with the same level of benefits Employee received while relocating Employee and Employee’s family to the United States. Any such repatriation shall be delayed in the event Employee’s employment ends during the school year to allow Employee’s children to finish the school year in which such termination or resignation occurs, unless Employee’s children are in school in United Kingdom or a similar location of Employee’s choice at the time Employee’s termination occurs.

4.13
In the event that any of the payments or benefits due to Employee under Sections 4.7 through 4.12 are taxable to Employee, the Company shall promptly make additional "gross up" payments to Employee sufficient to cover such additional taxes. The Company shall pay Employee any reimbursements due to him under such sections within thirty days after submission of written documentation substantiating such amounts, but no later than December 31 of the year following the year in which they were incurred, and payment thereof shall be administered in compliance with Section 409A.

5. TERMINATION

5.1
Either party may terminate this Agreement by six months written notice to the other party. In the event of any termination of this Agreement, the Company shall pay Employee the sum of (i) Employee’s unpaid Base Salary through the date of termination (including any notice period); (ii) all of Employee’s accrued, but unused vacation time through the date of termination; (iii) any unpaid expense reimbursements accrued by Employee through the date of termination; and (iv) any earned, but unpaid, APP Award from a prior fiscal year (the “Accrued Obligations”) as per the APP policy.

In the event that the Company terminates this Agreement without Cause or Employee resigns for Good Reason, then, subject to Employee’s acceptance of a mutually agreeable separation and release agreement in favor of the Company within 60 days of Employee’s termination, the Employee shall receive severance in the amount of: (i) twelve (12) months

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Base Salary, payable in a lump sum within 60 days of Employee’s date of termination; (ii) direct payment of Employee’s COBRA coverage premiums for the period of twelve (12) months following the date of termination; (iii) the APP Award for the year in which the termination occurs, payable when APP awards are paid by the Company and according the the APP policy; (iv) to the extent unpaid, the Sign-On Payment, payable within 30 days of the date of termination; and (v) the benefits described in Section 4.12.

In case of termination without Cause by the Company, the Restricted Period for the non-competition restriction and the 12 month non solicitation restriction will commence on the date of notice pursuant to this Section 5.1.

5.2	For purposes hereof, “Cause” means a circumstance described as follows:

(i)	Employee’s willful and continued failure substantially to perform his material duties (other than as a result of Employee’s Disability or as a result of termination by such Employee for Good Reason);

(ii)
any willful act or material omission by Employee constituting dishonesty, fraud or other malfeasance, which in any such case is injurious to the financial condition or business reputation of the Company or any of its affiliates;

(iii)	Employee’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or

(iv)	Employee’s material breach of the Confidentiality Agreement during Employee’s employment with the Company.

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Employee not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests. Except as provided below, no Cause shall exist unless the Company has provided Employee with written notice of termination describing the particular circumstances giving rise to Cause, and has provided Employee the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If Employee so effects a cure, the notice of Cause shall be deemed rescinded and of no force or effect provided that Employee has not exercised his right to cure on an aggregate of two (2) prior times.

5.3
In the event the Company terminates this Agreement with Cause, the Company may upon written notice to Employee, decide to terminate the Agreement without notice period immediately, without liability for compensation or damages.

5.4
The Employee may terminate this Agreement in the event of any of the following circumstances (“Good Reason”): (A) a material diminution in the Employee’s position (including title or reporting lines), authority, duties, or responsibilities as contemplated by this Agreement or an adverse change to Employee’s reporting structure; (B) any removal of the Employee from his position (C) a material reduction in Employee’s Base Salary or the Target Award; (D) a failure by the Company to comply with any material provision of this

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Agreement (including, but not limited to, the Company’s failure to pay the Sign-On Payment); or (E) a change in the Employee’s principal work location to more than 50 miles from his current work location; provided in any such case that no Good Reason shall exist if Employee has not given written notice to the Company within ninety (90) days of the occurrence of the Good Reason condition(s) and the Company fails to cure such circumstance(s) within 30 days after receipt by the Company of written notice setting forth the facts and circumstances identified by the Employee as constituting Good Reason. In the event the Employee terminates this Agreement for Good Reason, Employee shall not be subject to any notice requirements under Section 5.1 of this Agreement and he shall be entitled to the same benefits to which he would be entitled under this Agreement (or any other agreement or plan of the Company, including the LTIP and the Elite Program) as if Employee’s employment was terminated by the Company without Cause.

5.5
In the event of the termination of Employee’s employment due to Employee’s death or Disability, then, subject to Employee’s (or Employee’s estate’s) acceptance of a mutually agreeable separation and release agreement in favor of the Company within 60 days of Employee’s termination, the Company shall pay Employee (or his estate, if applicable): (i) a prorated APP Award for the year in which the termination occurs, payable when APP awards are paid by the Company; (ii) to the extent unpaid, the Sign-On Payment, payable within 30 days of the date of termination; and (iii) if applicable, any death or Disability related Company benefits (including those described in Section 4.2). For purposes of this Agreement, “Disability” means Employee’s incapacity due to physical or mental illness or injury as determined in writing and in good faith by a qualified independent physician, mutually acceptable to the parties, that Employee shall have been unable to perform his duties hereunder for a period of one hundred eighty (180) consecutive days. If the parties cannot agree as a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing.

5.6
If this Agreement is terminated by notice of either party, the Company may release the Employee from his work duties at any time, including, but not limited to, the request that the Employee takes annual vacation in accordance with local laws, provided that all other provisions of this Agreement continue to be in effect, including the payment of compensation until the termination becomes effective and that the Employee shall continue to receive his compensation as provided in this Agreement.

5.7
Upon terminating his employment for any reason or whenever so directed by the Company, the Employee will return or destroy (at the Company’s specific direction) any documents, papers, drawings, plans, computer storage devices, tapes, data, manuals, forms, notes, tables, calculations, reports, and other items which Employee has received, or in or on which Employee has stored or recorded Company data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company property which may be in his possession or control, to the Company may direct, without right of retention.

6. INVENTIONS, INDUSTRIAL RIGHTS

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The Employee shall disclose promptly to the Company any invention, patentable or otherwise, which during the term of employment and within one (1) year thereafter previously has been or may be hereafter conceived, developed or perfected by the Employee, either alone or jointly with another or others, and either during or outside employment, and which pertains to any activity, business, process, equipment, material, product, system or service, in which the Company has any direct or indirect interest whatsoever.

All right, title and interest in and to such inventions shall belong to the Company, unless statutory local law provides otherwise. To the extent that statutory law applicable to such inventions provides for mandatory compensation, the Company are entitled to consider the payment of such separate compensation in determining the Employee’s share in any bonus scheme, such as the Coty Long-Term Incentive Plan or the Coty APP.

The provisions of the preceding paragraph shall apply similarly to any other industrial or intellectual property rights which the Employee creates as part of his employment with any entity of Coty. Local laws notwithstanding, the Employee will offer the exclusive right to use the invention and/or right to Coty. The Employee will reasonably cooperate with any Coty entity in any filings it makes regarding such inventions and/or rights.

The right to use any software or other computer programs prepared or amended by the Employee shall be transferred exclusively to the Company. The right to use shall be unlimited and includes the right to reproduce, amend or change the software or to transfer such rights to third parties. Compensation for the transfer of these rights shall he included in and covered by the Employee’s Base Salary. To the extent that statutory law requires separate compensation, Coty is entitled to consider the payment of such separate compensation in determining the Employee’s share in the Coty APP or Coty’s Long-Term Incentive Plan. The Employee expressly waives any right to receive the original or copies, including author’s copies, of such software or programs.

The provisions of this article shall survive the term of this Agreement and shall be binding upon the Employee’s executors, administrators or assigns, unless waived in writing by the Company.

7. CODE OF BUSINESS CONDUCT, CONFIDENTIALITY

The Employee will comply with Coty Code of Business Conduct, a copy of which has been provided to the Employee.

The Employee shall not disclose, directly or indirectly, during or any time following employment, to others or use for Employee’s own benefit or for the benefit of others and agrees to keep strictly confidential all information concerning the Company or any other entity within Coty, except:

(i)	As such disclosure or use shall have been approved in advance by the

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Company;

(ii)	As such disclosure or use may be required or appropriate in connection with the Employee’s work as an employee of the Company or any other entity within Coty;

(iii)
When required to do so by, or cooperating with, a court of law, any governmental agency having supervisory authority over the business of the Company or any other entity within Coty or any administrative or legislative body with apparent jurisdiction to order the Employee to divulge, disclose or make accessible such information;

(iv)	As to such confidential information that becomes generally known to the public or trade.

This duty of confidentiality applies in addition to all applicable laws regarding the protection of trade secrets and includes, but is not limited to, any internal papers and documents, business secrets or know-how, proprietary information, business or marketing plans, cost calculations, financial or other data. profit plans, inventions, discoveries, processes, drawings, notes, customer or supplier information and any other internal information which the Employee has received, used, observed, been exposed to or had access to in the course of his employment with an entity of Coty (“Confidential Information”). Notwithstanding the above or anything to the contrary in any other agreement between Employee and the Company, Confidential Information shall not include any information in Employee’s possession or known to Employee prior to employment with the Company, including but not limited to information that is located on Employee’s rolodex (whether paper or electronic), any information that is generally known in the industry or in the public domain, or any information that becomes generally known in the industry or in the public domain through no wrongful act on Employee’s part.

8. GENERAL

8.1
This Agreement relates only to the Employee’s employment with the Company. Nothing within this Agreement shall be construed as to constitute an Employment Agreement with any of its entities, other than the Company.

This Agreement, including the documents expressly mentioned herein constitutes the full agreement; any verbal or prior agreements shall be null and void. Any amendments to this Agreement, including a change of this sentence, must be made in writing only and signed by the Employee and the Company. Any verbal assurances or agreements are not binding unless reduced to written form and signed by both parties. In the event of any inconsistency or conflict between the provisions of this Agreement and those contained in any other agreement between Employee and the Company, the provisions of this Agreement shall control and be binding upon the parties.

8.2	The provisions of this Agreement shall be subject to the laws of the State of New York (USA) without regard to its conflict of laws provisions.

In the event of any dispute arising out of or relating to this Agreement or Employee’s

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employment with the Company, the parties agree first to engage in prompt and serious good faith discussions to resolve the dispute where practical and appropriate. If such discussions fail to resolve the dispute promptly (within 30 days at most), the dispute may be submitted to the appropriate State and Federal courts located in New York, New York, which shall have exclusive jurisdiction and venue and the parties hereby consent to such exclusive jurisdiction and venue.

The Employee shall be entitled to indemnification by the Company to the fullest extent permitted by its by-laws, subject to applicable law. Any expenses (including damages, losses, judgments, fines, penalties, settlements, costs, attorneys’ fees, and expenses of establishing a right to indemnification) that are subject to such indemnification and are or may be incurred in connection with a proceeding shall be paid by the Company within 30 days of a request by the Employee, which shall be accompanied by documentation substantiating such expenses.

Employee has advised the company of certain restrictions (the “Restrictions”) set out in Section 10 of the Labour Contract between Employee and his former employer (the “Former Employer”). Neither Employee nor the Company makes any representation or expresses any position as to the enforceability of the Restrictions by entering in to this Agreement. Notwithstanding this, in the event that any action or proceeding is threatened or commenced against Employee by his Former Employer relating to his employment with the Company as contemplated by this Agreement, whether before or after Employee begins employment with the Company, the Company will indemnify Employee and hold him harmless for any damages, costs, liabilities, lost compensation payable under this Agreement, judgments, interest and settlement to the fullest extent permitted by its by-laws and applicable law (the “Damages”). Such indemnification shall also include the payment of reasonable and actual attorneys’ fees incurred on a current basis on Employee’s behalf, chosen in accordance with the succeeding sentence. The Company shall select counsel to defend any action subject to this indemnity and in the event any conflict requires the retention of separate counsel for Employee, the Company shall have the right to approve such counsel. Finally, if Employee cannot, because of a court order, judgment or a temporary restraining order (TRO), commence his employment with the Company, the Company will continue to indemnify and defend Employee to the fullest extent (including reasonable and actual attorneys’ fees and lost compensation payable under this Agreement) reasonably and necessarily incurred in connection with such court order, judgment or a TRO, for the duration of any litigation or settlement not to exceed the twelve month period of any such enforceable non-compete.

Employee acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of the Confidentiality Agreement and Sections 6 and 7 of this Agreement, and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, the Company and Coty may suffer irreparable harm that may not be adequately compensated by money damages. Employee agrees that, in addition to any remedies at law, the Company, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy, which may then be available.

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Nothing in this Agreement shall be construed as prohibiting either party from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

8.3	Any grievance relating to employment should be referred to Employee’s Department Head or the Company’s Human Resources Department.

Headings used in this Agreement are meant to facilitate reading this Agreement and do not serve as definitions or interpretation of the respective provisions.

If one or more of the provisions of this Agreement is or becomes wholly or partly invalid or unenforceable, or if this Agreement fails to cover an issue which the parties would have covered had they thought of it at the time of the Agreement, such invalidity, unenforceability or missing provision shall not affect the validity of the remaining provisions of this Agreement. Such invalid, unenforceable or missing provision shall be replaced by a valid provision which best reflects the intentions of the parties to this Agreement in accordance with the valid provisions of this Agreement, applicable laws and the Company Policies referred to in this Agreement.

No provision of this Agreement shall be deemed waived and no breach shall be excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

This Agreement shall be binding upon and inure to the benefit of the parties respective successors, heirs, and assigns. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to hereunder if Employee were to terminate Employee’s employment for Good Reason.

8.4
Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of employment, the Employee is a “specified employee,” as defined below, any and all amounts payable under Section 5 on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, the date of the Employee’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or

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benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code (the “Code”). For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein) and Employee shall have no further duties to the Company that would be inconsistent with having such a “separation from service.” For purposes of this Agreement the term “specified employee” means an individual reasonably determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Any reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. The payments and benefits payable to the Employee under this Agreement shall be construed as exempt from Section 409A to the maximum possible extent.

Any references to the masculine gender herein are for convenience only.

London, January 16th, 2017

/s/Camillo Pane	/s/Sebastien Froidefond
C. Pane	S. Froidefond
C.E.O.	CHRO

/s/Laurent Kleitman

Laurent Kleitman